CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REMARK HOLDINGS, INC.
    REMARK HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
    1. The name of the Corporation is Remark Holdings, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 23, 2014 and amended on January 12, 2016, June 7, 2016, April 6, 2017, July 23, 2020 and July 9, 2021 (as amended, the “Certificate of Incorporation”).
    2. Article IV of the Certificate of Incorporation is hereby amended by adding the following new Section:
    Section 3. Reverse Stock Split. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on the Nasdaq Capital Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
    3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 21st day of December, 2022.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chief Executive Officer